Exhibit 99.1

GREAT PLAINS ENERGY REPORTS SECOND QUARTER 2013 RESULTS
Kansas City, Mo. (August 8, 2013) - Great Plains Energy (NYSE: GXP) today announced second quarter 2013 earnings of $63.2 million or $0.41 per share of average common stock outstanding, compared with second quarter 2012 earnings of $57.7 million or $0.41 per share. For the first six months of 2013, earnings were $88.8 million or $0.58 per share compared to $48.2 million or $0.34 per share in the first six months of 2012. The Company also announced it is reaffirming its full-year 2013 earnings guidance range of $1.44 to $1.64 per share.
“We continue to see signs of improvement and believe the economy in our service territory is strengthening,” commented Terry Bassham, chairman and chief executive officer of Great Plains Energy. “Our employees continued to manage our system well and provided reliable customer service during the second quarter. Tight cost management and a decrease in interest expense contributed to the Company's solid financial performance.”
Great Plains Energy Second Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended June 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2013	2012	2013	2012
	(millions)
Electric Utility	$65.5	$63.8	$0.43	$0.45
Other	(1.9)	(5.7)	(0.02)	(0.04)
Net income	63.6	58.1	0.41	0.41
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$63.2	$57.7	$0.41	$0.41
On a per-share basis, favorable drivers for the second quarter 2013 compared to 2012 included the following:

•	Approximately $0.17 from new retail rates which became effective in January 2013; and

•	An estimated $0.03 decrease in interest expense primarily resulting from the maturity of $500 million of 11.875 percent senior notes in July 2012.

The factors above were offset by the following:

•	An approximate $0.12 unfavorable variance from weather with cooling degree days closer to normal in the second quarter 2013 compared to the warmer than normal weather in 2012;

•	An estimated $0.04 decrease in other margin primarily due to increased purchased power expense and transmission of electricity by others;

•	About $0.03 due to dilution from the issuance of common stock upon the settlement of Great Plains Energy's Equity Units in June 2012; and

•
Approximately $0.01 from several other factors including increased depreciation and general taxes that were partially offset by an increase in the equity component of Allowance for Funds Used During Construction (AFUDC).

Common stock outstanding averaged 153.8 million shares, approximately 8 percent higher than the same period in 2012 primarily due to the settlement of the purchase contracts underlying the Equity Units.

Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date June 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2013	2012	2013	2012
	(millions)
Electric Utility	$93.1	$68.3	$0.61	$0.49
Other	(3.5)	(19.5)	(0.03)	(0.14)
Net income	89.6	48.8	0.58	0.35
Less: Net loss attributable to noncontrolling interest	—	0.2	—	—
Net income attributable to Great Plains Energy	89.6	49.0	0.58	0.35
Preferred dividends	(0.8)	(0.8)	—	(0.01)
Earnings available for common shareholders	$88.8	$48.2	$0.58	$0.34
On a per-share basis, the primary drivers contributing to the $0.24 increase for the first six months of 2013 versus 2012 were the following:

•	An approximate $0.27 from new retail rates;

•
An estimated $0.11 decrease in interest expense primarily resulting from the maturity of the $500 million of 11.875 percent senior notes in July 2012 and a lower interest rate on refinanced debt that was underlying the Equity Units;

•	An estimated $0.06 impact at the Wolf Creek nuclear unit primarily resulting from the unplanned outage during the first quarter of 2012; and

•	Approximately $0.01 from weather-normalized demand primarily driven by an increase in the residential sector.
The above factors were partially offset by the following:

•	Approximately an $0.10 decrease in other margin primarily due to increased purchased power expense and transmission of electricity by others;

•	An estimated impact of $0.05 from less favorable weather;

•	About $0.03 due to dilution from the issuance of common stock upon the settlement of the Equity Units in June 2012; and

•	Approximately $0.03 from a variety of other factors including increased depreciation and general taxes that were partially offset by an increase in the equity component of AFUDC.
Common stock outstanding averaged 153.7 million shares, approximately 9 percent higher than the same period in 2012 primarily due to the settlement of the purchase contracts underlying the Equity Units.
Electric Utility Segment Second Quarter:
The Electric Utility segment, which includes Kansas City Power & Light Company (KCP&L) and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO), generated net income of $65.5 million or $0.43 per share for the second quarter 2013 compared to $63.8 million or $0.45 per share in 2012.
Key drivers influencing the segment results included the following:

•
A $1.5 million increase in pre-tax gross margin (a non-GAAP financial measure described in Attachment A) due to an estimated $39 million from new retail rates. The increase was almost entirely offset by the following:

◦	Approximately $28 million from weather in the second quarter 2013 that was not as favorable as it was in 2012; and

◦
About $10 million primarily resulting from increased purchased power expense and transmission of electricity by others. Purchased power expense increased primarily due to increased MWh purchases under new wind generation power purchase agreements, which are included in new retail rates. Transmission of electricity by others increased primarily due to Southwest Power Pool base plan funding transmission charges, of which a portion is included in new retail rates;

•
A $5.6 million increase in pre-tax other operating expenses primarily due to a $3.2 million increase in general taxes resulting from higher property taxes and $0.8 million of amortization of the regulatory asset for solar rebates provided to Missouri customers;

•
A $4.7 million increase in pre-tax depreciation and amortization expense driven by capital additions and higher depreciation rates established in KCP&L's Kansas rate case which became effective in January 2013;

•	A $5.5 million increase in non-operating income and expense primarily due to a $3.7 million increase in the equity component of AFUDC;

•
A $3.0 million decrease in pre-tax interest expense primarily due to a $6.7 million impact from the maturity of the $500 million of 11.875 percent senior notes in July 2012 partially offset by an increase in interest expense of $3.0 million resulting from a $287.5 million intercompany loan from Great Plains Energy to GMO issued in June 2012 at a coupon of 5.15 percent; and

•	A $2.0 million decrease in income tax expense.
Overall retail MWh sales were down 6.2 percent in the quarter compared to the second quarter 2012 with the decrease primarily driven by weather. On a weather-normalized basis, retail MWh sales decreased an estimated 0.8 percent compared to the second quarter 2012. Compared to normal weather, the favorable effect in the second quarter 2013 was approximately $0.01 per share.
Electric Utility Segment Year-to-Date:
Year-to-date net income for the Electric Utility segment was $93.1 million or $0.61 per share compared to $68.3 million or $0.49 per share in 2012.
Key drivers influencing the segment results included the following:

•	A $32.9 million increase in pre-tax gross margin mainly due to:

◦	An estimated $62 million from new retail rates;

◦	Approximately $3 million from weather-normalized demand primarily driven by an increase in the residential sector; and

◦	The results for 2012 included an estimated $4 million impact from the unplanned outage at Wolf Creek.
The gross margin factors above were partially offset by the following:

◦
Approximately $24 million primarily resulting from increased purchased power expense and transmission of electricity by others. Purchased power expense increased primarily due to increased MWh purchases under new wind generation power purchase agreements, which are included in new retail rates. Transmission of electricity by others increased primarily due to Southwest Power Pool base plan funding transmission charges, of which a portion is included in new retail rates; and

◦
An estimated $12 million due to second quarter 2013 weather that had substantially fewer cooling degree days compared to last year partially offset by a favorable increase in heating degree days during the first quarter 2013;

•
A $1.0 million increase in pre-tax other operating expenses primarily due a $6.5 million increase in general taxes resulting from higher property taxes and a $4.4 million increase related to solar rebates provided to Missouri customers that were deferred as a regulatory asset in the first quarter 2012 with amortization beginning in January 2013. These increases were partially offset by a $10.0 million decrease in Wolf Creek operating and maintenance expense mostly due to the unplanned outage in 2012;

•
A $7.5 million increase in pre-tax depreciation and amortization expense driven by capital additions and higher depreciation rates established in KCP&L's Kansas rate case which became effective in January 2013;

•	A $6.9 million increase in non-operating income and expense primarily due to a $4.9 million increase in the equity component of AFUDC;

•
A $5.9 million decrease in pre-tax interest expense driven by the maturity of the $500 million of 11.875 percent senior notes in July 2012 partially offset by an increase in interest expense of $6.7 million resulting from the $287.5 million intercompany loan from Great Plains Energy to GMO issued in June 2012 at a coupon of 5.15 percent; and

•	A $12.4 million increase in income tax expense due to higher pre-tax income.
Overall retail MWh sales were down 0.5 percent compared to the 2012 period. On a weather-normalized basis, year-to-date retail MWh sales decreased an estimated 0.1 percent compared to the 2012 period. Management is maintaining its expectations of weather-normalized load growth of flat to 1 percent for the full-year. Compared to normal weather, the favorable effect in the first six months of 2013 was approximately $0.02 per share primarily driven by an increase in demand in the residential sector.
Other Category Second Quarter and Year-to-Date:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, noncontrolling interest and preferred dividends. For the second quarter 2013, the Other category recorded a loss of $2.3 million or $0.02 per share compared to a loss of $6.1 million or $0.04 per share for the same period in 2012. The results were impacted by a $1.8 million increase in after-tax interest income from the $287.5 million intercompany loan from Great Plains Energy to GMO issued in June 2012 at a coupon of 5.15 percent.
For the first six months of 2013, the Other category reflected a loss of $4.3 million or $0.03 per share compared to a loss of $20.1 million or $0.15 per share in 2012.
Key drivers influencing the Other category results for the first six months of 2013 included the following:

•	A decrease in after-tax interest expense of $6.0 million as a result of the lower interest rate on the refinanced debt that was underlying the Equity Units;

•	A $4.0 million increase in after-tax interest income from the $287.5 million intercompany loan from Great Plains Energy to GMO; and

•	An after-tax loss of $1.8 million on the sale of real estate in 2012.

Great Plains Energy will post its 2013 Second Quarter Form 10-Q, as well as supplemental financial information related to the second quarter on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EDT Friday, August 9, 2013, to review the Company's 2013 second quarter earnings and operating results.
A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy's website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.
The conference call may be accessible by dialing (877) 791-9323 (U.S./Canada) or (706) 758-1332 (international) five to ten minutes prior to the scheduled start time. The pass code is 95131549.
A replay and transcript of the call will be available later in the day by accessing the investor relations section of the company's website. A telephonic replay of the conference call will also be available through August 16, 2013, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 95131549.
About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services including transportation and labor agreements; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy's and KCP&L's quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com Media: Courtney Hughley, Communications Manager, 816-556-2414,
courtney.hughley@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others. The company's expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L's Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment's operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The company's definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	June 30		June 30
	2013	2012	2013	2012
	(millions)
Operating revenues	$600.3	$603.6	$1,142.5	$1,083.3
Fuel	(121.2)	(138.1)	(253.4)	(257.4)
Purchased power	(34.9)	(26.9)	(73.7)	(51.6)
Transmission of electricity by others	(12.9)	(8.8)	(24.3)	(16.1)
Gross margin	$431.3	$429.8	$791.1	$758.2